Exhibit 99.1
NEWS RELEASE
For Immediate Release
Investor Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Announces Next Steps of Global Repositioning Program - Plans to Close Taiwan Facility and Offers Enhanced Early Retirement Program to U.S. Salaried Employees

Racine, WI, May 22, 2006 - Modine Manufacturing Company (NYSE: MOD), a global leader in designing and developing heating and cooling solutions for a diversified group of markets, announced today that it has taken further critical steps in its program to reposition the company. The result of the repositioning program is to ensure the company extends its technology leadership in a cost competitive manner to win additional business and grow worldwide market share.

First, the company is announcing the closure of its Taiwan facility, which manufactures heat pipes for the personal computer and laptop markets. Approximately 200 employees will be affected by the action that should be completed within three months. The company expects to take an approximate $4.0 million pre-tax charge in the first half of its 2007 fiscal year.

David B. Rayburn, Modine’s President and Chief Executive Officer said, “Our announcements today are our next steps to lay the groundwork for our future success. The decision to close facilities -- such as our operation in Taiwan -- is never made lightly. However, it has not been made without careful consideration and attention to our plans to serve the electronics cooling market. We’ve made the difficult decision to close the facility so that we may focus management attention and manufacturing assets to better serve the advanced thermal solutions segment of the electronics cooling market. This increased focus will go far to drive new business wins in this growing market.”

Additionally, the company is offering a voluntary enhanced early retirement program to certain U.S. salaried employees. The program is being offered to approximately 200 employees in the U.S., whose retirement times would extend from August 2006 through March 2007. Charges for this program will be recorded over the remaining service periods for those employees who choose to participate in the program.

On the early retirement initiative, Mr. Rayburn added, “This program is designed to offer certain incentives to employees who may choose to retire prior to their previously planned dates. Those who are receiving an offer today will have time to decide whether they are interested in accepting our incentives, and we will work together to schedule appropriate times for them to retire over the next 9 months after they have made their decisions. While we will miss the important contributions those employees accepting this offer have made to our past success, this is an important step supporting the next chapter of our growth and diversification efforts.”

He added, “Our recent repositioning announcements, as well as those to come, will go far to support our goals. By successfully reaching those goals and by improving our cost structure, we will increase our ability to win new business and better serve our current customers. Repositioning today ensures we will be a stronger company tomorrow.”

Founded in 1916, with projected fiscal 2006 revenues from continuing operations of approximately $1.6 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, and air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Based in Racine, Wisconsin, the company has more than 8,200 employees at 34 facilities in 15 countries worldwide. For information about Modine, visit www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “will,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, are identified on page 36 of the Company’s 2005 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding the benefits of Modine’s cost savings plans. These forward-looking statements are particularly subject to a number of risks and uncertainties, including the company’s ability to successfully move the manufacturing operations now conducted in Taiwan to China, the achievement of production of quality parts in China, the achievement of actual savings from the voluntary retirement program, the rejection of the program by Modine’s salaried employees, the need to fill some positions that may be vacated by early retirees, international economic changes and challenges; continued market acceptance and demand for the acquired business’s products and technologies, achievement and adherence to product quality standards equivalent to those experienced by the company in its current manufacturing facilities, achieve anticipated synergies and efficiencies and maximize the anticipated benefits of manufacture in a lower-cost country. Modine does not assume any obligation to update any of these forward-looking statements.

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